Exhibit 10.1
Fifth Amendment
to
Loan and Security Agreement
     THIS FIFTH AMENDMENT to Loan and Security Agreement (this “Amendment”) is entered into as of June 24, 2008, by and between SILICON VALLEY BANK (“Bank”), on the one side, and EV3 ENDOVASCULAR, INC., a Delaware corporation, EV3 INTERNATIONAL, INC., a Delaware corporation, MICRO THERAPEUTICS, INC., a Delaware corporation, and FOXHOLLOW TECHNOLOGIES, INC., a Delaware corporation (collectively and jointly and severally referred to as “Borrowers”), whose address is c/o ev3 Inc., 9600 54th Avenue North, Plymouth, MN 55442, on the other side.
Recitals
     A. Bank and Borrowers have entered into that certain Loan and Security Agreement dated as of an Effective Date of June 28, 2006 (as the same may from time to time be further amended, modified, supplemented or restated, the “Loan Agreement”). The Obligations of the Borrowers have been guarantied by, among others, the following companies, in favor of Bank: ev3 Inc., a Delaware corporation; Micro Therapeutics International, Inc., a Delaware corporation; and ev3 Peripheral, Inc., a Minnesota corporation (collectively, the “Guarantors”).
     B. Bank has extended credit to Borrowers for the purposes permitted in the Loan Agreement.
     C. Borrowers have requested that Bank amend the Loan Agreement to (i) increase the Revolving Line, (ii) provide for a Term Loan (as defined below), and (iii) make certain other amendments.
     D. Bank has agreed to so amend the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.
Agreement
     Now, Therefore, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:
     1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

     2. Amendments to Loan Agreement.
          2.1 Section 2.1.10 (Term Loan). The following is hereby added as Section 2.1.10 of the Loan Agreement to follow current Section 2.1.9 thereof:
“2.1.10 Term Loan.

(a) Availability; Repayment of Equipment Advances. Bank shall make one term loan available to Borrowers in the amount of $10,000,000 (the “Term Loan”) on or after the first Business Day following the Effective Date and on or before five Business Days following the Effective Date, subject to the satisfaction of the terms and conditions of this Agreement. The proceeds of the Term Loan shall be used to repay all outstanding principal and interest under the Equipment Advances and the Equipment B Advances, and the remainder of the Term Loan after such repayment shall be disbursed to Borrowers. Borrowers authorize and instruct Bank to apply the proceeds of the Term Loan directly to the outstanding principal and interest under the Equipment Advances and the Equipment B Advances to the extent necessary to repay the same, and Borrowers agree that the portion of the Term Loan so applied shall be deemed to have been disbursed to Borrowers in accordance herewith.

(b) Repayment. Borrowers shall repay the Term Loan in (i) forty-eight (48) equal installments of principal, plus (ii) monthly payments of accrued interest (the “Term Loan Payment”). Beginning on the last day of the month following the month in which the Funding Date for the Term Loan occurs, each Term Loan Payment shall be payable on the last day of each month. Borrowers’ final Term Loan Payment, due on the Term Loan Maturity Date, shall include all outstanding principal and accrued and unpaid interest under the Term Loan.

(c) Prepayment. Borrowers shall have the option to prepay all, but not less than all, of the Term Loan; provided Borrowers (i) provide written notice to Bank of Borrowers’ election to prepay the Term Loan at least thirty (30) days prior to such prepayment, and (ii) pay, on the date of the prepayment (A) all amounts due with respect to the Term Loan (including principal and interest), and (B) all unpaid accrued interest to the date of the prepayment.

(d) Loan Request. To obtain the Term Loan, Borrowers must notify Bank (the notice is irrevocable) by facsimile no later than 12:00 p.m. Pacific time one Business Day before the proposed Funding Date for the Term Loan. The notice shall be on a Loan

Payment/Advance Request Form and must be signed by a Responsible Officer or designee.”
          2.2 Section 2.2 (Overadvances). Section 2.2 of the Loan Agreement reads as follows:
“If, at any time, the Credit Extensions under Sections 2.1.1, 2.1.2, 2.1.3 and 2.1.4 exceed the lesser of either (a) the Revolving Line or (b) the greater of (i) $12,000,000 or (ii) the Borrowing Base less applicable reserves, Borrowers shall immediately pay to Bank in cash such excess.”
Said Section 2.2 is hereby amended to read as follows:
“If, at any time, the sum of (i) the outstanding balance of all Advances, plus (ii) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) plus an amount equal to the Letter of Credit Reserves, plus (iii) the amounts used for Cash Management Services, and plus (iv) the FX Reserve, shall exceed the lesser of either (y) the Revolving Line or (z) the greater of $12,000,000 or the Borrowing Base less applicable reserves, then Borrowers shall immediately pay to Bank in cash such excess.”
          2.3 Section 2.3(a) (Payment of Interest). The following is hereby added as new subsection “iii” to Section 2.3(a) of the Loan Agreement to follow current subsection “ii” thereof:
“(ii) Term Loan. Subject to Section 2.3(b), the principal amount outstanding for the Term Loan shall accrue interest at a floating per annum rate equal to one-half of one (.50) percentage point above the Prime Rate, which interest shall be payable monthly.”
          2.4 Section 2.4(c) (Unused Revolving Line Fee). The first sentence of Section 2.4(c) of the Loan Agreement reads as follows:
“A fee (the “Unused Revolving Line Fee”), payable quarterly, in arrears, on a calendar year basis, in an amount equal to three-eighths of one percent (0.375%) per annum of the average unused portion of the Revolving Line, as determined by Bank.”
Said sentence is hereby amended to read as follows:
“A fee (the “Unused Revolving Line Fee”), payable quarterly, in arrears, on a calendar year basis, in an amount equal to one-quarter of one percent (0.25%) per annum of the average unused portion of the Revolving Line, as determined by Bank.”

          2.5 Section 2.4(d) (Revolving Line Facility Fee). Section 2.4(d) of the Loan Agreement is hereby amended to read as follows:
“(d) [Reserved.]”
          2.6 Section 2.4(e) (Revolving Line Prepayment Fee). Section 2.4(e) of the Loan Agreement is hereby amended to read as follows:
“(e) [Reserved.]”
          2.7 Section 2.4(g) (Float Charge and Credit). The following is hereby added as Section 2.4(g) to the Loan Agreement:
“(g) After the occurrence of the High Level Use Date, Bank shall be entitled to charge Borrower a “float” charge in an amount equal to one Business Day interest, at the interest rate applicable to the Advances, on all Payments received by Bank. (Said float charge is not included in interest for purposes of computing minimum monthly interest (if any) under this Agreement.) The float charge for each month shall be payable on the last day of the month. Bank shall not, however, be required to credit Borrower’s account for the amount of any item of payment which is unsatisfactory to Bank in its good faith business judgment, and Bank may charge Borrower’s Designated Deposit Account for the amount of any item of payment which is returned to Bank unpaid.”
          2.8 Section 3.2(a) (Conditions Precedent to all Credit Extensions). Section 3.2(a) reads as follows:
“(a) except as otherwise provided in Section 3.4(a), timely receipt of an executed Payment/Advance Form;”
Said part of Section 3.2(a) is hereby amended to read as follows:
“(a) except as otherwise provided in Section 3.4(a), timely receipt of an executed Payment/Advance Form and, if the High Level Use Date has occurred, a completed and executed Transaction Report;”
          2.9 Section 3.4(a) (Procedures for Borrowing). Section 3.4(a) reads in part as follows:
“Together with any such electronic or facsimile notification, Borrowers shall deliver to Bank by electronic mail or facsimile a completed Payment/Advance Form executed by a Responsible Officer of each Borrower or his or her designee.”
Said part of Section 3.4(a) is hereby amended to read as follows:
“Together with any such electronic or facsimile notification, Borrowers shall deliver to Bank by electronic mail or facsimile a completed Payment/Advance Form and, if the High Level Use Date has occurred, a completed Transaction Report, each executed by a Responsible Officer of each Borrower or his or her designee.”
          2.10 Section 5.2 (Collateral). The following is added to Section 5.2 of the Loan Agreement as a new last paragraph thereof:
“For any item of Inventory consisting of Eligible Inventory in any Transaction Report or Borrowing Base Certificate, such Inventory meets all requirements of the definition of “Eligible Inventory” (except that Borrower makes no representation or warranty with respect to requirement “f” of said definition (i.e., the Inventory being acceptable to Bank in its good faith business judgment) except to the extent that Bank has notified Borrower in writing of any unacceptability).”
          2.11 Section 6.2(a)(iii) (Cash and Investment Locations). The following parenthetical language from Section 6.2(a)(iii) of the Loan Agreement:
“(which, among other things, shall set forth (y) calculations showing compliance with the financial covenants set forth in this Agreement and (z) the amount and locations of Parent’s, Borrower’s and each Guarantor’s cash and Cash Equivalents)”, is hereby amended to read as follows:
“(which, among other things, shall set forth (y) calculations showing compliance with the financial covenants set forth in this Agreement and (z) the amount and locations of Parent’s, Borrower’s and each Guarantor’s cash, Cash Equivalents and investments (including without limitation Securities Accounts and Commodity Accounts))”.
          2.12 Section 6.2(b) (Collateral Reports and Borrowing Base Certificates). The references to “Fiscal Quarter” contained in Section 6.2(b) of the Loan Agreement are hereby amended to read “month”. In addition, the portion of Section 6.2(b) of the Loan Agreement that reads as follows:
“(iv) if at any time during such Fiscal Quarter the sum of the Credit Extensions under Sections 2.1.1, 2.1.2, 2.1.3 and 2.1.4 exceeds $12,000,0000, a duly completed Borrowing Base Certificate signed by a Responsible Officer of each Borrower and Parent”, is hereby amended to read as follows:
“(iv) if at any time during such month the sum of (i) the outstanding balance of all Advances, plus (ii) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) plus an amount equal to the Letter of Credit Reserves, plus (iii) the amounts used for Cash Management Services, and plus (iv) the FX Reserve, exceeds $12,000,0000, a duly completed Borrowing Base Certificate signed by a Responsible Officer of each Borrower and Parent”.
          2.13 Section 6.2(c) (Collateral Audits). Section 6.2(c) of the Loan Agreement reads as follows:
“(c) Allow Bank to audit each Borrower’s Collateral at Borrowers’ expense. (Without limitation on the foregoing, Borrowers shall cooperate with Bank completing, within 90 days after the Effective Date, an audit of each Borrower’s Collateral and books and records.)”
Section 6.2(c) is hereby amended to read as follows:
“(c) Allow Bank to audit each Borrower’s Collateral at Borrowers’ expense (i) annually at such times as Bank shall reasonably request if the High Level Use Date has not occurred, and (ii) semi-annually at such times as Bank shall reasonably request if the High Level Use Date has occurred. Notwithstanding the foregoing, Borrowers shall allow Bank to audit each Borrower’s Collateral at Borrowers’ expense at such times as Bank shall determine in its sole discretion after the occurrence and during the continuance of an Event of Default, and no such audit done during the continuance of an Event of Default shall be counted in determining the number of audits that Bank may require pursuant to “i” and “ii” of the foregoing sentence. In furtherance of the foregoing, Borrowers agree to allow Bank to complete an audit of Borrowers’ Collateral by September 30, 2008.”
          2.14 Section 6.2(d) (Borrowing Base Certificate). The references to “Fiscal Quarter” contained in Section 6.2(d) of the Loan Agreement are hereby amended to read “month”. In addition, the portion of Section 6.2(d) of the Loan Agreement that reads as follows:

“If during a Fiscal Quarter Borrowers desire to obtain Credit Extensions under Sections 2.1.1, 2.1.2, 2.1.3 and 2.1.4 that aggregate in excess of $12,000,000”
is hereby amended to read as follows:
“If during a month Borrowers desire to obtain Credit Extensions such that the sum of (i) the outstanding balance of all Advances, plus (ii) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) plus an amount equal to the Letter of Credit Reserves, plus (iii) the amounts used for Cash Management Services, plus (iv) the FX Reserve, shall aggregate in excess of $12,000,000”.
          2.15 Section 6.2(e) (Transaction Reports). The following is hereby added as Section 6.2(e) to the Loan Agreement:
“(e) If the High Level Use Date has occurred, Borrowers’ shall provide Bank with a Transaction Report (and any schedules related thereto) weekly and at the time of each request for an Advance.”
          2.16 Section 6.6(a) (Operating and Collateral Accounts). Section 6.6(a) of the Loan Agreement reads as follows:
“(a) Commencing on the date of the initial Credit Extension and continuing thereafter (i) Maintain an operating account with Bank and (ii) cause to be maintained in accounts of Parent, Borrower or Secured Guarantors held with Bank and Bank’s affiliates the lesser of $15,000,000 or an amount equal to 50% of the aggregate cash and Cash Equivalents of Borrowers, Parent and Subsidiaries of Parent.”
Section 6.6(a) is hereby amended to read as follows:
“(a) Maintain an operating account with Bank and maintain Parent’s, Borrowers’ and Secured Guarantors’ primary investment accounts (including without limitation Securities Accounts and Commodity Accounts), with Bank and Bank’s Affiliates. Notwithstanding the foregoing, promptly following the High Level Use Date but in any event prior to the expiration of 120 days after the High Level Use Date, Parent, Borrowers and Secured Guarantors shall each move their primary operating accounts that are held in the United States or any state or territory thereof or the District of Columbia to Bank, including without limitation any lockbox accounts to which Account Debtors make payments.”

          2.17 Section 6.7 (Financial Covenants). Section 6.7 of the Loan Agreement is hereby amended to read as follows:
“6.7 Financial Covenants.
Parent shall maintain at all times, to be tested as of the last day of each month, unless otherwise noted, on a consolidated basis with respect to Parent and its Subsidiaries:
(a) Adjusted Quick Ratio. A ratio of Qualified Quick Assets to Current Liabilities of at least (i) 0.75 to 1.00 through and including September 30, 2008, and (ii) 1.00 to 1.00 from October 1, 2008 and thereafter.
(b) Tangible Net Worth. A Tangible Net Worth of at least $117,000,000, provided that Parent shall not be required to comply with this Tangible Net Worth covenant once Parent is required to comply with the EBITDA covenant in “c” below as set forth in “c” below.
(c) EBITDA. EBITDA for the three-month period ending on the date tested of at least $10,000,000, provided that Parent shall not be required to comply with this EBITDA covenant until beginning the earlier of December 31, 2008 or the date Parent’s EBITDA is first in compliance with this covenant.”
          2.18 Section 6.12 (Collection of Accounts). The following is hereby added as Section 6.12 to the Loan Agreement:
“6.12 collection of accounts. beginning no later than five business days following the high level use date and thereafter during the term of this agreement and so long as any obligation remains outstanding, borrowers shall be a party to an agreement (the “lockbox agreement”) with bank and a lockbox provider (the “lockbox provider”) and the terms of this section 6.12 concerning the lockbox agreement, the lockbox provider, and collections therefrom shall apply. the lockbox agreement and lockbox provider shall be acceptable to bank. borrowers shall use the lockbox address as the payment address on all invoices issued by borrowers and shall direct all their account debtors to remit their payments to the lockbox address. the lockbox agreement shall provide that the lockbox provider shall remit all collections received in the lockbox to bank on a daily basis. upon bank’s receipt of such collections, in immediately available funds, and after the bank’s ordinary course processing thereof, bank shall apply such proceeds to the outstanding advances, and if all outstanding advances have been paid in full, bank shall deposit the remainder into the operating account of borrowers at bank that is designated by borrowers, provided that if a default or event of default has occurred and is continuing, without limiting bank’s other rights and remedies, bank shall have the right to apply such proceeds to the outstanding obligations in such order as it shall determine in its discretion. it is understood and agreed by borrower that this section does not impose any affirmative duty on bank to do any act other than to turn over such amounts. without limitation on the foregoing, after the high level use date has occurred, whether or not an event of default has occurred and is continuing, borrowers shall hold all payments on, and proceeds of, accounts that borrowers receive, in trust for bank, and borrowers shall immediately deliver all such payments and proceeds to bank in their original form, duly endorsed.”
          2.19 Section 7.1 (Dispositions). The references to “Financed Equipment” contained in Sections 7.1(a) and 7.1(c) of the Loan Agreement are hereby amended to read “Equipment”. In addition, the final sentence of Section 7.1 of the Loan Agreement, which reads as follows:
“Notwithstanding the foregoing, Transfers of used Financed Equipment shall not be permitted under “a” or “c” of this Section 7.1 in a Fiscal Quarter of Borrower to the extent that the aggregate fair market value of all used Financed Equipment transferred in such Fiscal Quarter for all Borrowers exceeds $150,000.”
is hereby amended to read as follows:
“Notwithstanding the foregoing, Transfers of Equipment shall not be permitted under “a” or “c” of this Section 7.1 in a Fiscal Quarter of Borrower to the extent that the aggregate fair market value of all Equipment transferred in such Fiscal Quarter for all Borrowers exceeds $500,000.”
          2.20 Section 10 (Notices). The portion of Section 10 of the Loan Agreement that reads as follows:
Silicon Valley Bank
301 Carlson Parkway, Suite 255
Minnetonka, MN 55305
Attn: Mr. Jay McNeil
Fax: 952.475.471
Email: jmcneil@svbank.com
is hereby amended to read as follows:

Silicon Valley Bank
Corporate Finance
380 Interlocken Crescent, Suite 600
Broomfield, CO 80021
Attn: Mr. John Kinzer
Fax: 303.469.9028
Email: jkinzer@svb.com
          2.21 Section 13.1 (New Definitions). The following definitions are hereby added to Section 13.1 of the Loan Agreement, in the appropriate alphabetical order:
“EBITDA” shall mean (a) Net Income, plus (b) Interest Expense, plus (c) to the extent deducted in the calculation of Net Income, depreciation expense and amortization expense and any non-cash compensation expense, plus (d) income tax expense.

“High Level Use Date” shall mean the date upon which the sum of the following first exceeds $25,000,000: (a) the outstanding balance of all Advances, plus (b) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) plus an amount equal to the Letter of Credit Reserves, plus (c) the amounts used for Cash Management Services, and plus (d) the FX Reserve.

“Interest Expense” means for any fiscal period, interest expense on a consolidated basis for Borrowers and their Subsidiaries (whether cash or non-cash) determined in accordance with GAAP for the relevant period ending on such date, including, in any event, interest expense with respect to any Credit Extension and other Indebtedness of Borrowers and their Subsidiaries, including, without limitation or duplication, all commissions, discounts, or related amortization and other fees and charges with respect to letters of credit and bankers’ acceptance financing and the net costs associated with interest rate swap, cap, and similar arrangements, and the interest portion of any deferred payment obligation (including leases of all types).

“Lockbox Agreement” is defined in Section 6.12.

“Lockbox Provider” is defined in Section 6.12.

“Payment” means all checks, wire transfers and other items of payment received by Bank (including proceeds of Accounts and payment of the Obligations in full) for credit to Borrowers or the Obligations.

“Qualified Quick Assets” is, on any date, Parent’s and its Subsidiaries’ consolidated, unrestricted cash and unrestricted Cash Equivalents (but in either case excluding auction rate securities), and net billed trade accounts receivable owing from Parent’s and its Subsidiaries’ Account Debtors whose chief executive office and principal place of business are located in the United States or Canada (excluding Quebec), determined according to GAAP.

“Term Loan” is defined in Section 2.1.10(a).

“Term Loan Maturity Date” is June 23, 2012.

“Term Loan Payment” is defined in Section 2.1.10(b).

“Transaction Report” is that certain report of transactions and schedule of collections in the form previously provided by Bank to Parent.
          2.22 Section 13.1 (Amendment of “Borrowing Base”). That portion of the definition of “Borrowing Base” (which is contained in Section 13.1 of the Loan Agreement) that reads:
“(iii) $7,500,000, as determined by Bank from Borrowers’ most recent Borrowing Base Certificate;”
is hereby amended to read as follows:
“(iii) $10,000,000, as determined by Bank from Borrowers’ most recent Borrowing Base Certificate or Transaction Report;”
          2.23 Section 13.1 (Other Amendments to Existing Definitions). The definitions for the following defined terms from Section 13.1 of the Loan Agreement are hereby amended to read as set forth below:
“Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit D, to which Parent and Borrowers shall attach a schedule showing the financial covenant calculations in detail acceptable to Bank in its good faith business judgment.
“Credit Extension” is any Advance, Equipment Advance, Equipment B Advance, Term Loan, Letter of Credit, FX Forward Contract, amount utilized for Cash Management Services, or any other extension of credit by Bank for any Borrower’s benefit.
“Eligible Inventory” means, at any time, the aggregate of Borrowers’ Inventory that (a) consists of raw materials or finished goods, in good, new, and salable condition, which is not perishable, returned, obsolete, not sellable, damaged, or defective, and is not comprised of demonstrative or custom inventory, works in progress, packaging or shipping materials, or supplies; (b) meets all applicable governmental standards; (c) has been manufactured in compliance with the Fair Labor Standards Act; (d) is not subject to any Liens, except the first priority Liens granted or in favor of Bank under this Agreement or any of the other Loan Documents; (e) is located at (i) the locations of Borrowers designated in Borrowers’ Perfection Certificates, or (ii) new locations of Borrowers within the United States for which Borrowers have given Bank 30 days’ prior written notice; and (f) is otherwise acceptable to Bank in its good faith business judgment. Borrowers’ Inventory that is Trunk Inventory or is located at the premises of consignees of such Inventory shall not be Eligible Inventory unless from time to time agreed to in writing by Bank in its sole discretion.

“Revolving Line” is an Advance or Advances in an aggregate amount of up to $50,000,000 outstanding at any time.

“Revolving Line Maturity Date” is June 25, 2010.
          2.24 Exhibit D (Compliance Certificate). Exhibit D to the Loan Agreement is hereby replaced by Exhibit A hereto.
          2.25 Exhibit E (Transaction Report). Exhibit B hereto is hereby added to the Loan Agreement as Exhibit E thereto.
     3. Limitation of Amendments.
          3.1 The consents and amendments set forth herein are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any other transaction or to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.
          3.2 This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed, shall remain in full force and effect, and are incorporated herein by reference.
     4. Representations and Warranties. To induce Bank to enter into this Amendment, each Borrower hereby represents and warrants to Bank as follows:
          4.1 Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;
          4.2 Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;
          4.3 The organizational documents of Borrower previously delivered to Bank remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;
          4.4 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;
          4.5 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;
          4.6 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on either Borrower, except as already have been obtained or made; and
          4.7 This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.
     5. Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.
     6. Effectiveness. This Amendment shall be deemed effective upon (a) the due execution and delivery of this Amendment by each party hereto, and (b) Bank’s receipt of the Acknowledgment of Amendment and Reaffirmation of and Amendment to Guaranty substantially in the form attached hereto as Schedule 1, duly executed and delivered by each Guarantor named thereon.
     7. Fee; Expenses. In consideration for Bank entering into this Amendment, Borrower shall concurrently pay Bank a fee in the amount of $150,000, which fee is deemed fully earned on the date hereof, and shall be non-refundable and in addition to all interest and other fees payable to Bank under the Loan Documents. Without limitation on the terms of the Loan Documents, Borrowers agree to reimburse Bank for all its costs and expenses (including reasonable attorneys’ fees) incurred in connection with this Amendment. Bank is authorized to charge said fees, costs and expenses to Borrowers’ loan account or any of Borrowers’ deposit accounts maintained with Bank.
[ Signature Page Follows ]

     In Witness Whereof, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.
Borrowers:

EV3 ENDOVASCULAR, INC.		EV3 INTERNATIONAL, INC.

By:	/s/ Patrick D. Spangler	By:	/s/ Patrick D. Spangler
Name:	Patrick D. Spangler	Name:	Patrick D. Spangler
Title:	Vice President and Chief Financial Officer	Title:	Treasurer

MICRO THERAPEUTICS, INC.		FOXHOLLOW TECHNOLOGIES, INC.

By:	/s/ Patrick D. Spangler	By:	/s/ Patrick D. Spangler
Name:	Patrick D. Spangler	Name:	Patrick D. Spangler
Title:	Chief Financial Officer and Treasurer	Title:	Chief Financial Officer and Treasurer

Bank:

SILICON VALLEY BANK

By:	/s/ John Kinzer
Name:	John Kinzer
Title:	Director